AMENDMENT PARTICIPATION AGREEMENT

The Participation Agreement (the "Agreement"), dated June 8, 1999 by and among AIM Variable Insurance Funds, a Delaware trust ("AVIF"); Principal Life Insurance Company and Princor Financial Services Corporation (collectively, the "parties"), is hereby amended as follows:

WHEREAS, effective April 30, 2010, AIM Variable Insurance Funds was renamed AIM Variable Insurance Funds (Invesco Variable Insurance Funds).

The Parties hereby agree to amend the agreement as follows:

1.    All references to AIM Variable Insurance Funds will hereby be deleted and replaced with AIM Variable Insurance Funds (Invesco Variable Insurance Funds); and

2.    Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

ALL SERIES I SHARES AND SERIES II SHARES OF AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

SEPARATE ACCOUNTS UTILIZING THE FUNDS

ALL SEPARATE ACCOUNTS UTILIZING THE FUNDS

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

ALL CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: April 30, 2010.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

Attest: /s/ Peter Davidson	By: /s/ John M. Zerr
Name: Peter Davidson	Name: John M. Zerr
Title: Assistant Secretary	Title: Senior Vice President

PRINCIPAL LIFE INSURANCE COMPANY

Attest: /s/ Cynthia Switzer	By: /s/ Sara Wiener
Name: Cynthia Switzer	Name: Sara Wiener
Title: Paralegal Analyst	Title: Director – Product Mgmt

PRINCOR FINANCIAL SERVICES CORPORATION

Attest: /s/ Cynthia Switzer	By: /s/ Marty Richardson
Name: Cynthia Switzer	Name: Marty Richardson
Title: Paralegal Analyst	Title: V.P. Broker Dealer Ops